Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-261037

Dated November 29, 2021

Free Writing Prospectus

Fresh Vine Wine, Inc. Investor Presentation

This free writing prospectus relates to the proposed initial public offering (the “Offering”) of shares of common stock of Fresh Grapes, LLC (to be converted into Fresh Vine Wine, Inc.) (the “Company”), which are being registered on a Registration Statement on Form S-1 (No. 333-261037) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated November 29, 2021 included in the Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1880343/000121390021062355/fs12021a1_freshgrapesllc.htm

The Company has filed the Registration Statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus related to the Offering may be obtained from The Oak Ridge Financial Services Group, Inc. at 701 Xenia Avenue South, Suite 100 Golden Valley, MN 55416, by calling Jake Newsom at (763) 923-2278 or by emailing JNewsom@oakridgefinancial.com, or from Boustead Securities, LLC at 6 Venture, Suite 395, Irvine, CA 92618, by calling Brinson Lingenfelter at (949) 375-6879 or by emailing Brinson@boustead1828.com. The final terms of the Offering will be disclosed in a final prospectus to be filed with the SEC.

CAUTIONARY NOTE REGARDING FORWARD - LOOKING STATEMENTS Some of the statements made in this presentation are forward - looking statements. These forward - looking statements are based upon our current expectations and projections about future events. The forward - looking statements generally relate to our plans, objectives and expectations for future operations and are based upon our management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward - looking statements are reasonable, we may not achieve these plans or objectives and our actual future results may be materially different from what we expect. Specific factors that might cause actual results to differ from our expectations or may affect the value of the common stock, include, but are not limited to: Other factors that could cause actual results to differ from those implied by the forward - looking statements in this presentation are more fully described in our preliminary prospectus dated November 29 , 2021. The forward - looking statements in the preliminary prospectus are primarily located under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of the Business,” but are found in other locations as well. We urge you to read the preliminary prospectus in its entirety but call your attention to the fact that we are not required to update the forward - looking statements set forth in our preliminary prospectus even though our situation may change in the future. 1 • our limited operating history and limited revenue generated to date; • our ability to expand our wholesale, retail and DTC distribution channels; • our ability to expand and strengthen key supply chain relationships, including with current and future juice suppliers, bottl ers , materials and dry goods suppliers and other third - party vendors; • our ability to compete successfully with current or future competitors within our industry; our ability to retain our key em plo yees and to hire additional personnel; • the reputations of our celebrity ambassadors, the success of their efforts in promoting our brand and the success of our affi nit y - based marketing promotions • inclement weather, drought, pests, plant diseases and other factors could reduce the amount or quality of the grapes availabl e t o produce our wines; a decline in general economic conditions or an adverse change in consumer demand for wine; and • our ability to develop new varietals that fit within the better - for - you category and are consistent with our brand.

I n ves t m en t Highligh t s Better For You Category • Better For You Category exists in other beverage markets (47% light beer / 27% diet soda) • Health trends are accelerating – less Calories, less carbs, less sugar, and low sulfates • Establish first premium brand (taste profile) while maintaining traditional ABV (alcohol profile) Wine is a large and growing market • $ 69 B domestic market , premium segment growing 6% - 8% • Simple business : Increase awareness and expand distribution • Position brand as an affordable luxury price point ($15 - $20/bottle) Nina Dobrev & Julianne Hough - Co - Founders • Active and engaged business partners • Large social platform - 30M Instagram followers Fresh Vine Wine established relationships with four of the top 5 distributors • Southern Glazer , RNDC , Breakthru and Johnson Bros . Strong management team 2

“ T o b e th e l ead i n g p r e mi um lower - carb and lower - calorie wine for the active trendsetter consumer” Vision Statement 3

Better For You trends driving growth and new categories 95 Cal 4.5% ABV Source:: Businesswire; allied market research; Euromonitor international; Outside VoiceADM % C on s u m e r C on c e r n e d A b o u t S u g a r 67% 33% S o m e w h a t / V e r y Neutral/Not 4

Product differentiation key to leading Better For You Category Superior Balance - Premium Taste and ABV with Less Calories, Less Sugar & Less Carbs 5

Better For You trends continue, and a category is emerging


ZERO SUGAR
NOW
More
Delicious
ZERO CALORIE COLA

27%
Diets/Zero
$406.9BCDS


ULTRA
SUPERIOR
LIGHT BEER
Michelob
ULTRA

47%
Light/Ultra
$120Beer


NAPA
C★A

??%
BFY Wine
$69B

Source: statista 2021

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Celebrity Brand Success

George Clooney
Casamigos



Up to $1B sale to Diageo

120M cases in 2016
Sold in 2017

Ryan
Reynolds
Aviation Gin



Up to$610MM sale to Diageo

96M cases in 2019
Sold in 2020

Conor McGregor
Proper No. Twelve
Whiskey



$600MM to Proxima

38M cases 2019
Sold in 2021

Jay Z
Ace of Spades
Armand de Brignac


ARMAND DE BRIGNAC

$600MM to Moët Hennessy

42M cases 2019
Sold in 2021

Power of Social Media…Not A Fad

7

Celebrity Co - Founders – Nina Dobrev & Julianne Hough 8

N i n a D ob r e v i s engage d an d h a s s t r on g r eac h F ac e o f D i o r Drives Fashion Trends 24. 5 M Followers 9

Julianne Hough offers strong engagement and reach

Dancing with the Stars Kinrgy Founder





Drives Fitness & Health Trends


ONE EPIC WORKOUT
ABS
ARMS
BUTT
READY, SET, GLOW
#GOALS
Super Buff Julianne Hough!
SELF
7 Fast Firmers
Flatten Your Abs
Julianne Hough
De-STRESS With SEX!
Younger, Prettier Skin
28 Delicious Foods That Slim You Too

4.9M Followers


2:17
JULESHOUGH
Posts
juleshough
SoFi Stadium
Liked by wow.itz.maya and others
juleshough We are excited to officially announce our Partnership with the @chargers! Fans will be able to... more
View all 732 comments

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Wine is a large market, and the premium category is growing

Global Market

$340B

US Market

$69B

Premium Segment Growth


Value % change v YAG
12 months ending 10/19
$20-$29.99
5.63%
$15-$19.99
6.95%
$12-$14.99
8.03%
0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00%

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Source: ISWR; bw 166 Gomberg- Gredickson, 2021; revenue; : Nielson Bev. Oct. 5th 2019

Fresh Vine is an affordable luxury and Our target audience is large, young, affluent, and active



Among 24 – 29 Trend<u>setters</u>



Inspire 30 – 39 Trend<u>seekers</u>



Aspire 40 – 49 Trend<u>followers</u>



Age
24%
18%
12%
6%
0%
3.2
2.4
1.6
0.8
0
Percent of Group
Relative Index
18-20
21-25
26-30
31-35
36-40
41-45
46-50
51-55
56-60
61-65
66-70
71-75
76+
Baseline
Persona
Relative Index



Income
32%
24%
16%
8%
0%
2.4
1.8
1.2
0.6
0
Percent of Group
Relative Index
Less than $20K
$20K - $29K
$30K - $39K
$40K - $49K
$50K - $74K
$75K - $99K
$100K - $124K
$125K or more
Baseline
Persona
Relative Index

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Source: 1st party data and 3rd party matched; Nielsen bev Oct 2019

Marketing is working Engaging Daily Via SOCIAL MEDIA + Traditional Media & Music FV Averages 35% Consumer Engagement per Post Images are shared on average 1,800+ times Generating nearly 4 million organic impressions 7.5+ billion impressions worldwide #2 topic in USA when announced M arketing strategy is working, 1/3 of a Superbowl ad with each post March to September 2021, Fresh Vine Wine successfully garnered: Total Impressions: 11.5B 13

Stadium deals drive impressions and exposure T o ta l Impressions : 11 1 M + T o p T r end i n g N F L V l o g f o r 1 1 D a y s 14

Partnering with big distributors to drive national coverage


WA
MT
ND
MN
OR
ID
SD
WI
WY
MI
NV
UT
CO
NE
IA
IL
IN
OH
CA
KS
MO
KY
WV
VA
NC
TN
AZ
NM
OK
AR
SC
MS
AL
GA
TX
LA
FL
AK
HI
VT
ME
NH
NY
MA
CT
RI
PA
NJ
DE
MD
DC
Fresh Vine Distributor Network 11.19.21
RNDC Markets in process
RNDC Markets confirmed
SGWS Markets confirmed
SGWS Markets in process
Carlson Dist/Broker
Johnson Bros. Houses
Breakthru Beverage
Fedway
Badger Dist./Frank Bev.
Heidelberg
Showme Beverage
MS Walker in process
Tristar I Bounty Beverage
In discussion with multiple Dist.

Distribution

- 900 plus Retail & Restaurant
- Hy-Vee 7 states; 92% Distro
- Southern Glazer Wine & Spirits-15 states, 2 states in process
- RNDC: 4 committed states + 10 states in process
- Johnson Bros.: 2 committed states, 2 in process
- MS Walker: 5 states in process
- Looking for partners in 2 states

Building retail partnerships

Customer Proposition

- Increase Category Prices
- Drive Store Traffic



Q4 2021 | Q1 | Q2 | Q3



On HyVee sponsored TV ad



Seasons digital New Year New You



Bottle Signings Past yield $50,000/store/day



Indy

Incorporate into HyVee platforms



Real-time, opt-in location history collected via proprietary or 3rd-party applications
Users tied to mapped data
AD
Ads targeted to custom audiences. User views or clicks ad and is recorded
Exposed user saved and matched to store visit

16

Direct to Consumer Sales 25,168+ DTC Customers 32% Age 21 – 32 50% Age 33 – 44 14% Age 45 – 60 4% Age 61 – 80 (Primarily Gifting to Millennial) Top Selling Items 1 - Cabernet Sauvignon 2 - Pinot Noir 3 - Chardonnay 4 - Rose 5 - Wine Club 6 - Gift Box Top States: 1 – CA 11 - OH 2 – NY 12 - NC 3 – TX 13 - MI 4 – FL 14 - GA 5 – NJ 15 - VA 6 – PA 16 - MA 7 – IL 17 - AZ 8 – CO 18 – TN 9 – MN 19 - CT 10 – WA 20 – MD Top Cities: 1 – Los Angeles 11 – San Diego 2 – New York 12 - Charlotte 3 – Chicago 13 – Pittsburgh 4 – Denver 14 - Nashville 5 – Houston 15 – Miami 6 – Washington DC 16 - Arlington 7 – Vegas 17 – Seattle 8 – Dallas 18 - Tampa 9 – Austin 19 – San Jose 10 – Brooklyn 20 – San Antonio YTD Ending Oct 2021

Marketing is working Large and growing market provides opportunity for earlier success M a r k e t i n g I n v e s t m e n t s • Create a market leading “BFY” Wine • Premium Taste • Less calories, sugar, carbs gluten - free • Balanced Alcohol • Celebrity Co - Owners • 30MM followers • Highly engaged • Targeting $50MM ad investment over 3 years • 5 sports team deals to drive awareness 18

Diverse and highly experience executive team



Damian Novak
Co-Founder &
Chairman

- 30+ years of startup to profitable growth
- Strategies for acquisitions, operations, & private investment
- MBA University of St. Thomas. Electrical Computer Engineering UW-Madison



Rick Nechio
Co- Founder &
President

- 22+ year Adult Beverage
- Anheuser-Busch
- 14 countries
- Harvard Business School Exec Education



Nina Dobrev
Co-Founder

- Actress, Exec Producer
- #1 Netflix Romantic Comedy Love Hard
- Vampire Diaries
- Face of Dior
- Instagram sensation
- Multiple TV & movies



Julianne Hough
Co-Founder

- 2X professional champion & judge on "Dancing with the Stars"
- "Footloose", "Rock of Ages" films among others
- NBC's "Holidays with the Houghs"
- Kinrgy Founder, CEO of Canary House Productions

Janelle Anderson
CEO

- **Janelle Anderson** CEO since August 1, 2021.
- American Airlines: Officer Global Marketing, Customer Experience & Digital 2018-2020.
  - Led strategy and execution of rebranding and marketing, lounge, WIFI and entertainment, online booking and trip management.
- VP Shopper Marketing PepsiCo 2015-2018, VP Shopper Marketing Frito Lay 2014-2015.
  - 14+ years of leading PEP teams on marketing strategies, brand visioning, advertising, innovation and positioning.

- Janelle's career began at GE Capital in Leadership Development.
- MBA from the University of Michigan Ross, with distinction.
- BA in Business from the University of St. Thomas.

Mantra: "Lead From Every Seat"

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Mike Fine National Sales 21 • Mike Fine has over 35 years experience and is 3 rd generation in Wine & Spirits, he is recognized nationally as an expert. • 2019 - 21 M ike led national sales at Penrose Hill/ Firstleaf Wines. • 2016 GM & VP Sales & Marketing Smith Family Wines. • 2013 Truett Hurst Inc., a public wine company, as National Sales Manager. • Mike’s 13 years Southern Glazer Wines & Spirits; Supplier Tier, starting first as Western Regional Manager in 2009. • 13 years as National Director of Retail Chains for C. Mondavi & Family. • 21 years as a retailer owner and operator. He grew 5 stores & wine bars to AZ’s highest grossing independent. • Recognized by Arizona Business Magazine’s “Best of Arizona” for six years running and The New Times’ “Best of Phoenix” for 19 years.

Marketing is working Retailer Opportunities Retailer Opportunities 22 Highly Qualified Sales Leads # Location Walgreens Retailer 9,000 7Eleven Convenience Store 5,786 Kroger Retailer 2,750 Albertson's Retailer 2,253 Safeway Retailer 1,694 Target Retailer 1,350 Food Lion Retailer 1,029 Publix Retailer 779 Whole Foods Retailer 506 HEB Retailer 319 Hyvee Retailer 265 Jewel Osco Retailer 188 BevMo Retailer 161 Wegman's Retailer 106 Resort World Hotel 1 Sandbox Bar Retailer 1 Total Leads 26,188 Long Term Sales Leads # Location CVS Retailer 9,600 Walmart Retailer 4,769 Rite-Aid Retailer 2,500 Kwik Trip Convenience Store 621 Piggly Wiggly Retailer 530 Costco Retailer 448 Harris Teeter Retailer 261 Meijer Retailer 253 Hannaford Retailer 183 Natural Grocer Retailer 174 ABC Distributor 153 Fred Meyer Retailer 130 Sprouts Retailer 126 Schnuck's Retailer 111 Lowe's Food's Retailer 105 Market Basket Retailer 85 Sendik's Retailer 17 State of Utah State-owned 1 Total Leads 20,067

Use of Proceeds • Targeting 8% of revenue marketing spend • Target demo outside of Instagram who know Nina & Julianne • In store activations • Inventory • Repayment of related party payables: $1.61M at 9/30/2021 Media Coverage • Marketing efficiencies post IPO will result in market awareness of the stock and brand • Launch results - 55 Media hits resulting in 11.5B impressions • Expecting significantly larger response to a female run celebrity wine company IPO on NYSE American with the ticker symbol “ VINE” Celebrity Alcohol Brands – Clooney, Reynolds, McGregor, Jay Z • Unique opportunity for general public to invest o n the ground floor of a celebrity brand 23 Use of Proceeds / IPO

I n ves t m en t Highligh t s Better For You Category • Better For You Category exists in other beverage markets (47% light beer / 27% diet soda) • Health trends are accelerating – less Calories, less carbs, less sugar, and low sulfates • Establish first premium brand (taste profile) while maintaining traditional ABV (alcohol profile) Wine is a large and growing market • $ 69 B domestic market , premium segment growing 6% - 8% • Simple business : Increase awareness and expand distribution • Position brand as an affordable luxury price point ($15 - $20/bottle) Nina Dobrev & Julianne Hough - Co - Founders • Active and engaged business partners • Large social platform - 30M Instagram followers Fresh Vine Wine established relationships with four of the top 5 distributors • Southern Glazer , RNDC , Breakthru and Johnson Bros . Strong management team 24

Contact

Janelle Anderson
Cell: 214-493-1997
Email: Janelle@FreshVineWine.com

Damian Novak
Cell: 612-804-7771
Email: Damian@FreshVineWine.com

25